EXHIBIT NO. 2(C)

                ULTRA CLEAR MANUFACTURING & DISTRIBUTING LIMITED
 Abbotsford Office - Unit 300 - 34252 Marshall Rd., Abbotsford, B.C., V2S 1L9
                   - Phone: (604) 566-2508 - Fax: (604) 566-0253
  Vancouver Office - 800 - 850 West Hastings Street, Vancouver, B.C. V6C 1E1
                   - Phone: (604) 685-9700 - Fax: (604) 685-9744

                                January 31, 1997

               Re: Purchase Option Agreement to Acquire Shares of
                        "La Compagnie Ultra-Claire Inc."

BETWEEN:          CLAUDE AUBIN
                  c/o La Compagnie Ultra-Claire Inc.
                  574 Boule Guimond
                  Longueil, Quebec
                  J5G 1P8
AND:
                  ULTRA CLEAR MANUFACTURING & DISTRIBUTION LIMITED 800-850 West Hastings Street
                  Vancouver, B.C.
                  V6C 1E1

WHEREBY Claude Aubin ("Aubin") is the registered holder of 3,525 Category G. Shares and 90 Category B Shares of La Compagnie Ultra-Claire Inc. (the "Shares");

WHEREBY Ultra Clear Manufacturing and Distributing Limited ("Ultra Clear") wishes to purchase the Shares from Aubin for the following cash and share consideration;

NOW THEREFORE BE IT RESOLVED THAT:

1. Ultra Clear Manufacturing and Distributing Limited ("Ultra Clear") shall have an option to purchase the Shares from Aubin for the following cash and share consideration:

                           a.       $21,500 cash payable as follows:
                           b. $8,000 on signing on or about February 1, 1997,
                           c.       $5,500 on or before March 1, 1997,
                           d.       $4,000 on or before April 1, 1997,
                           e.       $4,000 on or before May 1, 1997,
                           Ultra Clear, as its opti on, may make any payments at an earlier date and in such event, at such time as all due payments are made, all the shares shall be delivered to Ultra Clear.

                           f. The issuance of 35,000 common shares of Ultra Clear by May 1, 1997, subject to any required regulatory approvals and hold periods.

2.       Aubin represents and warrants to Ultra Clear:

                  a.  That the  Shares  are all of the  shares  of La  Compagnie
                  Ultra-Claire Inc. ("Ultra-Claire") that are owned directly, indirectly or beneficially by him. b. That he has no right, title or option to acquire any further shares of Ultra-Claire and that should any exist or be acquired, they shall be included as part of this purchase with no further compensation required for transfer to Ultra Clear, and Aubin shall sign any required documentation in this regard.

3. The Parties agree that the Shares will be held in trust with Brunet and Brunet until the purchase has been completed. The purchase funds are being generated from the cash-flow from Ultra-Clear and Ultra-Claire. Ultra Clear will make the payments outlined in p.1a) and 1b) for so long as the current and short term projected cash-flows are not significantly disrupted. If for any reason whatsoever the purchase is not completed and Aubin should decide to terminate the balance of the purchase option, then a number of shares equivalent to the percentage of $42,000 paid by Ultra Clear up to that point, pro-rated for each share category, will be transferred firstly to Ultra Clear and the balance refunded to Aubin.

         For the purposes of the above calculation, the 35,000 share issuance of Ultra Clear will be deemed to be a payment of $20,500.

4. Aubin shall have the right to terminate the option if an only if Ultra Clear fails to make any of the cash or share payments in the time specified within this agreement. In such instance, Aubin shall deliver a default notice by facsimile transmission to Ultra Clear at 1-604-685-9744 and Ultra Clear will have five (5) business days to remedy such default or the option will automatically terminate.

5. This Agreement shall supercede any previous agreements including but not limited to the September 10, 1994 Agreement and the June 13, 1995 Agreement (executed June 22, 1995) and any and all other Agreements either written or verbal.

The Parties hereto agree this 31st day of January, 1997.


ULTRA CLEAR MANUFACTURING
& DISTRIBUTING LIMITED

 /s/ Bradley T. Aelicks
Bradley T. Aelicks

 /s/ Wayne Lowes
Wayne Lowes


BRUNET AND BRUNET
/s/ Michael Lacoste                             /s/ Claude Aubin
Michael Lacoste                                 Claude Aubin